Exhibit 23
[Cawley, Gillespie & Associates, Inc. letterhead]
February 29, 2008
San Juan Basin Royalty Trust
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
Ladies and Gentlemen:
     Cawley, Gillespie & Associates, Inc. hereby consents to the use of the oil and gas reserve information in the San Juan Basin Royalty Trust Securities & Exchange Commission Form 10-K for the year ended December 31, 2007 and in the San Juan Basin Royalty Trust Annual Report for the year ended December 31, 2007 based on reserve reports prepared by Cawley, Gillespie & Associates, Inc. and dated February 29, 2008.

Sincerely,

/s/ Cawley, Gillespie & Associates, Inc.
CAWLEY, GILLESPIE & ASSOCIATES, INC.